As filed with the Securities and Exchange Commission on December 8, 2025.

Registration No. 333-291059

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHARGING ROBOTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	5013	26-2274999
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

20 Raul Wallenberg Street

Tel Aviv, Israel, 6971916
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

241 Little Falls Drive

Wilmington, DE 19808

Tel: (302) 636-5401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David Huberman, Esq.

Michael Soumas, Esq.

Greenberg Traurig, P.A.

One Azrieli Center

Round Tower, 30th floor

132 Menachem Begin Rd

Tel Aviv, Israel 6701101

Telephone: +972 (0) 3.636.6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 8, 2025

PRELIMINARY PROSPECTUS

7,928,852 Shares of Common Stock

Charging Robotics Inc.

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus, or the Selling Stockholders, of up to 7,928,852 shares of our common stock, par value $0.0001 per share, held by the Selling Stockholders.

The Selling Stockholders are identified in the table commencing on page 9. Other than as described above, we will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The Selling Stockholders may sell all or a portion of the shares of common stock from time to time in market transactions through any market on which our shares of common stock are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our common stock is quoted on the OTCID Basic Market, or OTCID, under the symbol “CHEV”. On December 5, 2025, the last reported sale price of our common stock on the OTCID was $5.10 per share.

We have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “CHEV”. Assuming that our common stock is listed for trading on the Nasdaq, the quoting of our common stock on OTCID will be discontinued prior to the listing on Nasdaq. It is a condition to the closing of this offering that our shares of common stock shall have been approved for listing on Nasdaq. We will not request effectiveness of the registration statement pursuant to which this prospectus relates until the Nasdaq Stock Market LLC has approved the listing of our shares of common stock on Nasdaq.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the shares of common stock offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Charging Robotics” or the “Company” in this prospectus refer to Charging Robotics Inc. (formerly Fuel Doctor Holdings, Inc.), a Delaware corporation, and its wholly-owned subsidiary, Charging Robotics, Ltd., an Israeli company, and references to “CR Israel” refer to Charging Robotics, Ltd.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

Charging Robotics is engaged in the development, production and installation of wireless charging systems for various applications. The current focus of the company is wireless charging systems for electric vehicles (“EVs”) in robotic parking systems. The Company believes that this solves a very strong need for not being able to use cable based charging systems in these kinds of parking systems. At the heart of the technology is a wireless power transfer module that uses resonance induction coils to transfer electricity wirelessly. This module can be used for various products such as robotics and stationary platforms. These coils are installed in various places of the parking facility and when the robotics parking system stores a vehicle to be parked, the wireless charging system detects this and automatically starts to charge the car in a wireless manner.

CR Israel was founded in February 2021 with the goal of developing a robotics system (of our own) to wirelessly charge electric vehicles in regular parking lots. The robotic platform that we developed includes a component which is small enough to fit under the vehicle and charge it wirelessly. The robot will automatically position itself for maximum-efficiency charging, and upon completion will automatically return to its docking station or to charge the next vehicle. We have developed this concept and have a working prototype for it, proving its feasibility. Our focus on wireless charging for robotics parking systems began in in June 2023, since we found this market niche to be both large enough and much closer to market due to the R&D required, the bigger market needs and the better product market fit. Automatic or robotic parking systems (“APSs”) are used to store vehicles automatically, when a driver arrives at the parking facility, and retrieve them when such driver wishes to depart. The vehicles are stored in areas with no human access, which makes charging an EV using the traditional cable-and-plug system impractical, since drivers cannot reach their vehicles in order to connect the plug. The Company’s innovative solution utilizes wireless electrical transfer modules that do not require the driver to connect a plug in a place with no access. The Company’s solution is used to transfer electricity wirelessly from the building’s electrical grid to the vehicle (or alternatively, to a carrier plate on which the vehicle is located). This will enable EVs to charge in “no access” areas of APSs. Currently, the Company successfully completed a pilot project in Tel Aviv and is currently working towards delivery of the first purchased systems to be installed in automatic parking facilities in Tel Aviv.

On April 24, 2021, Charging Robotics invested $250,000 and purchased 19.99% of the share capital of Revoltz Ltd. (“Revoltz”), an Israeli private company focusing on research, development and production of micro-mobility vehicles for the urban environment for the business and the private markets. On March 27, 2024, Revoltz announced a $2.7 million exclusive distribution agreement with the completion of the first batch production of 50 PORTO Micro-Mobility EVs for the last-mile delivery market. Completing the production is a significant step in Revoltz’s preparation for its first shipment in accordance with the distribution agreement it signed this past year.

Revoltz has made significant strides in the EV industry with the launch of PORTO, which provides a seamless blend of functionality, sturdy design, and agility, designed specifically for the growing last-mile delivery market. The PORTO vehicle, capable of 100 km with a delivery payload of 250L on a single charge, offers a similar payload capacity to a small hatchback car, at a fraction of the cost and with the ability to maneuver in tight urban environments.  PORTO uses an advanced tilting suspension mechanism, ensuring best-in-class stability, even bearing a full load. With high volume loading spaces integrated over both axles, the cargo weight is distributed evenly, making for a safe and confident ride with unmatched vehicle dimensions.

Recent Developments

Credit Facility

On June 8, 2025, we entered into facility agreements for up to $3.0 million (the “Facility Loan Amount”) credit facility (the “Credit Facility”) with certain lenders (the “Lenders” and the “Facility Agreement”, respectively).

We may draw down the Facility Loan Amount from time to time, in whole or in part, upon our request, from the period beginning on the effectiveness date of an uplisting of our shares of common stock to a national securities exchange (the “Uplist Date”), unless otherwise agreed to by the Lenders to permit a drawdown prior to the Uplist Date, and ending on the earlier to occur of (i) such date that the Facility Loan Amount has been drawn down in full and (ii) upon such date that we close one or more equity financing transactions in an aggregate amount of at least $3.0 million. As of September 30, 2025, we drew down $308 thousand from the Facility Loan Agreements.

The principal portion of the Facility Loan Amount shall be repaid to the Lenders upon such date that we close one or more equity financing transactions in an aggregate amount of at least $3.0 million (the “Principal Repayment Date”). The Credit Facility will accrue interest at a rate of 12% per annum (the “Facility Interest”). Facility Interest accrued as of the Principal Repayment Date shall be repaid to the Lenders upon such date that we close one or more equity financing transactions in an aggregate amount of at least $5.0 million.

As part of the Facility Agreement, we issued warrants (the “Facility Warrants”) to the Lenders to purchase an aggregate of 200,000 shares of our common stock, representing an aggregate exercise amount of $3.0 million, with a per share exercise price of $15.00, subject to certain beneficial ownership limitations, anti-dilution protection and price adjustments set forth therein. The Facility Warrants will be exercisable on the Uplist Date and will have a term of 5 years from the Uplist Date.

Securities Exchange Agreement

On June 24, 2025, we entered into a securities exchange agreement, or the Securities Exchange Agreement, with Revoltz and three shareholders of Revoltz, or the Revoltz Shareholders, pursuant to which we issued to the Revoltz Shareholders an aggregate of 12.35% of our issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of our common stock, or the Exchange Shares, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares. The transactions contemplated by the Securities Exchange Agreement closed on June 26, 2025, subject to the satisfaction of customary closing conditions, which resulted in Revoltz becoming a majority-owned subsidiary. We have registered the Exchange Shares for resale by the Revoltz Shareholders in the registration statement to which this prospectus relates.

Company Information

Our principal executive offices are located at 20 Raul Wallenberg Street, Tel Aviv, Israel 6971916, and our telephone number is +972-3-717-5777. Our website address is www.chargingrobotics.com. We use our website (www.chargingrobotics.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

THE OFFERING

Shares of common stock currently outstanding	11,442,871 shares of common stock.

Securities offered by the Selling Stockholders	Up to 7,928,852 shares of our common stock, par value $0.0001 per share.

Shares of common stock to be outstanding	11,442,871 shares of common stock.

Selling Stockholders	All of the shares of our common stock are being offered by the Selling Stockholders. See “Selling Stockholder” on page 8 of this prospectus for more information on the Selling Stockholders.

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock included in this prospectus by the Selling Stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis.

See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 this prospectus.

Listings	Our common stock is quoted on the OTCID under the symbol “CHEV”.

We have applied to list our common stock on the Nasdaq under the symbol “CHEV”. Assuming that our common stock is listed for trading on the Nasdaq, the quoting of our common stock on OTCID will be discontinued prior to the listing on Nasdaq. It is a condition to the closing of this offering that our shares of common stock shall have been approved for listing on the Nasdaq Capital Market. We will not request effectiveness of the registration statement pursuant to which this prospectus relates until the Nasdaq Stock Market LLC has approved the listing of our shares of common stock on Nasdaq.

Unless otherwise indicated, the number of shares of common stock outstanding prior to and after this offering is based on 11,442,871 shares of common stock outstanding as of December 5, 2025, and excludes as of such date:

●	6,150,000 shares of common stock issuable upon exercise of outstanding warrants issued to former shareholders of Charging Robotics Ltd., our wholly-owned subsidiary, at an exercise price of $0.01 per share;

●	200,000 shares of common stock issuable upon the exercise of outstanding Facility Warrants issued in connection with the Facility Agreement at an exercise price of $15.00;

●	122,831 shares of common stock issuable upon exercise of outstanding warrants issued to Automax Motors Ltd., with an exercise price of $12.82 per share;

●	294,928 shares of common stock issuable upon exercise of restricted stock units, or RSUs, granted to the chief executive officer of Revoltz; and

●	1,372,656 shares of common stock reserved for potential future issuance pursuant to our 2023 Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding warrants described above and the automatic vesting of 196,619 RSUs granted to the chief executive officer of Revoltz upon the effectiveness of the Uplist.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of comprehensive income (loss) for the years ended December 31, 2024 and 2023 from our audited financial statements included elsewhere in or incorporated by reference into this prospectus. We have also derived the statements of comprehensive income (loss) for the nine months ended September 30, 2025 and 2024 and the balance sheet data as of September 30, 2025 from our unaudited interim financial statements included elsewhere in this prospectus. Such financial statements have been prepared in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30
(USD in thousands, except share data)	2024	2023	2025	2024
Statements of Operations Data:
Operating expenses:
Research and development costs, net	$319	$329	$267	$226
General and administrative costs	458	437	771	320
Operating loss	(777)	(766)	(1,038)	(546)
Other income	-	-	1,287	-
Financial expenses, net	(29)	(11)	(93)	(4)
Equity in losses from investment in affiliate	(36)	(27)	(42)	(30)
Net income (loss) for the period	(842)	(804)	114	(580)
Net loss attributable to non-controlling interest	-	-	(90)	-
Net income (loss) attributable to the Company	(842)	(804)	204	(580)
Other comprehensive income (loss)	(3)	(15)	10	(2)
Total comprehensive income (loss)	$(845)	$(819)	$124	$(582)
Comprehensive loss attributable to non-controlling interests	-	-	(90)	-
Comprehensive income (loss) attributable to the Company	(845)	(819)	214	(582)

Weighted average common stock outstanding	9,157,398	7,807,370	10,260,100	9,152,228
Basic and diluted income (loss) per share of common stock	$(0.09)	$(0.10)	$0.02	$(0.06)

As of September 30,
(USD in thousands)	2025
Balance Sheet Data:
Cash	$47
Total assets	$7,610
Total non-current liabilities	$36
Total stockholders’ equity	$6,026

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk set forth below, as well as the risks described in our most recent Annual Report on Form 10-K, any updates to those risks in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial amount of our shares of common stock including resale of the shares being registered hereunder in the public market could adversely affect the prevailing market price of our common stock.

We are registering for resale 7,928,852 shares of common stock. Sales of substantial amounts of shares of our shares of common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of common stock, and the market value of our other securities. We cannot predict if and when Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into shares of common stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Our headquarters, research and development and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

We have offices in Tel Aviv, Israel where our primary operations, research and development, and certain other finance activities are based. In addition, all of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries and terrorist organizations, including Hamas (an Islamist militia and political group in the Gaza strip) and Hezbollah (an Islamist militia and political group based in Lebanon).

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In January 2025, Israel and Hamas entered into a ceasefire agreement, which remained in effect until March 18, 2025, when hostilities resumed. As of October 9, 2025, Israel and Hamas entered into a renewed ceasefire agreement calling for a permanent end of the war. However, there are no assurances that such as agreement will hold. While the conflict has created heightened security concerns, disruptions to business operations, and economic instability, the ceasefire may contribute to improved regional stability. However, the security situation remains fluid, and any renewed military actions, restrictions, or government-imposed measures could adversely affect our operations, supply chains, and financial condition.

Since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah, but there are no guarantees as to whether the agreement will hold or whether further hostilities will resume.

In addition, in April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. In June 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran, aimed at disrupting Iran’s capacity to coordinate or launch further hostilities against Israel, as well as to degrade its nuclear program. In response, Iran launched multiple waves of drones and ballistic missiles at Israeli cities. While most of these attacks were intercepted, several caused civilian casualties and damage to infrastructure. While a ceasefire was reached between Israel and Iran in June 2025 after 12 days of hostilities, the situation remains volatile. A broader regional conflict involving additional state and non-state actors remains a significant risk. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. These situations may potentially escalate in the future to more violent events which may affect Israel and us.

In connection with the Israeli security cabinet’s declaration of war against Hamas and possible hostilities with other organizations, several hundred thousand Israeli military reservists were drafted to perform immediate military service, including five full time employees in Israel of ours. Although many of such military reservists have since been released, including all our employees, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. Military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations. As of December 5, 2025, we have two senior management positions, who we engage in part-time capacities via consulting agreements. In addition, we have ten (10) employees working for us in full-time and part-time capacities in general and administrative, financial and accounting and research and development functions. All of these individuals are located in Israel.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our business operations. As such, our product and business development activities remain on track. While the intensity and duration of the security situation in Israel have been difficult to predict, as were the economic implications on our business and operations and on Israel’s economy in general, the ceasefire marks a potential shift towards stability in the region. If sustained, this could reduce the risk of disruptions to our business and the Israeli economy in general. However, if the war is renewed or expands to other fronts, such as Lebanon, Syria and the West Bank, our operations may be harmed.

Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

Our operations may be disrupted as a result of the obligation of management or key personnel to perform military service.

As of the date hereof, all of our officers and employees reside in Israel. Currently, all male adult citizens and permanent residents of Israel under the age of 40 (or older, depending on their position with the Israeli Defense Forces reserves), unless exempt, are obligated to perform military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our key officers and employees due to military service. Any such disruption could have a material adverse effect on our business, results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the economic environment within which we operate;

●	the Company’s need for and ability to obtain additional financing;

●	security, political and economic instability in the Middle East that could harm our business, including due to the security situation in Israel; and

●	the demand for the Company’s products.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with which may cause our actual results to differ from those anticipated in our forward-looking statements. For a discussion of these and other risks that relate to our business and investing in our common stock, you should carefully review the risks and uncertainties described in this prospectus and in the Company’s other SEC filings. The Company’s actual results could differ materially from those contemplated in these forward-looking statements as a result of these factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. We expect that the Selling Stockholders will sell their shares of common stock as described under “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of 7,928,852 shares of common stock by the Selling Stockholders. Except for the ownership of the shares of common stock and the warrants and the information set forth in the footnotes below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, as of December 5, 2025, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the Selling Stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 11,442,871 shares outstanding as of December 5, 2025) assuming in both cases the sale of all of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares of common stock or Warrants in this offering. See “Plan of Distribution.

Unless otherwise indicated, the address of each person or entity named below is c/o Charging Robotics Inc., 20 Raul Wallenberg Street, Tel Aviv, Israel.

Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering#		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After the Offering		Percentage of Shares of Common Stock Owned After the Offering#
Asaf Itzhaik	557,979	(1)	557,979	(1)	-		-%
AMIR UZIEL ECONOMIC CONSULTANT LTD (2)	246,212	(3)	246,212	(3)	-		-%
LavI Krasney / Capitalink Ltd. (4)	4,167,144	(5)	1,020,443	(6)	3,146,701	(7)	4.99%
DORIN PERI	76,467	(8)	76,467	(8)	-		-%
ELI YORESH	80,000	(9)	80,000	(9)	-		-%
ERIK EDMOND FRIEDMAN	18,030	(10)	18,030	(10)	-		-%
E.G. EUROPE PROPERTIES LTD (11)	947,515	(12)	311,515	(13)	636,000	(14)	5.56%
FRIDA LIBERMAN	76,467	(15)	76,467	(15)	-		-%
GADI LEVIN	22,223	(16)	22,223	(16)	-		-%
GABRIEL KABAZO	112,121	(17)	112,121	(17)	-		-%
JOEL GILLS	13,334	(18)	13,334	(18)	-		-%
JULIA GERASIMIVA	76,467	(19)	76,467	(19)	-		-%
HIKE CAPITAL INC (20)	459,143	(21)	459,143	(21)	-		-%
IAN ARCHAMBAULT	6,061	(22)	6,061	(22)	-		-%
L.I.A. PURE CAPITAL LTD (23)	4,161,240	(24)	593,956	(25)	3,567,284	(26)	4.99%
LIAT SIDI	76,467	(27)	76,467	(27)	-		-%
Lihie Krasney	550,000	(28)	550,000	(28)	-		-%
LIRON CARMEL	44,834	(29)	44,834	(29)	-		-%
MARK SOFFA	24,800	(30)	24,800	(30)	-		-%
MOSHE REVACH	45,455	(31)	45,455	(31)	-		-%
NIR ELIYAHU	24,242	(32)	24,242	(32)	-		-%
NISSIM DANIEL	585,152	(33)	585,152	(33)	-		-%
OHAD MELNIK	36,364	(34)	36,364	(34)	-		-%
ELIYAHU ZAMIR	36,364	(35)	36,364	(35)	-		-%
RANI MICHAELI	155,303	(36)	155,303	(36)	-		-%
RAVID GARBI	30,303	(36)	30,303	(37)	-		-%
RON PELED	36,364	(38)	36,364	(38)	-		-%
Shira KrasnEY	550,000	(39)	550,000	(39)	-		-%
SOLI HACMON	76,474	(40)	76,474	(40)	-		-%
SOLOMON FRIEDMAN	33,924	(41)	33,924	(41)	-		-%
Viki Hakmon	570,000	(42)	570,000	(42)	-		-%
YAAKOV BARANES (43)	16,000	(44)	16,000	(44)	-		-%
Yehonatan Krasney	801,477	(45)	801,477	(45)	-		-%
ZIG ONE INVESTMENTS LLC (46)	14,286	(47)	14,286	(47)	-		-%
Irit Gilan (48)	625	(49)	625	(49)	-		-%
ORLY ARONSON	572,223	(50)	550,000	(51)	22,223	(52)	* %

#	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of December 5, 2025, are counted as outstanding for computing the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

*	Denotes less than 1%.

(1)	Consists of 557,979 shares of common stock.

(2)	Amir Uziel is the officer, sole director, chairman of the board of directors and controlling shareholder of Amir Uziel Economic Consultant Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(3)	Consists of 246,212 shares of common stock.

(4)	Lavi Krasney is the officer, sole director, chairman of the board of directors and controlling shareholder of Capitalink Ltd. (“Capitalink”), and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(5)	Consists of (i) 1,112,309 shares of common stock, of which (A) 1,035,822 shares of common stock are owned by Capitalink and (B) 76,487 shares of common stock are owned by Lavi Krasney, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. Capitalink was a lender in the Credit Facility. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 28.74% of our outstanding shares of common stock prior to this offering.

(6)	Consists of (A) 943,956 shares of common stock owned by Capitalink and (B) 76,487 owned by Lavi Krasney.

(7)	Consists of (i) 91,866 shares of common stock owned by Capitalink, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 21.70% of our outstanding shares of common stock after this offering.

(8)	Consists of 76,467 shares of common stock.

(9)	Consists of 80,000 shares of common stock.

(10)	Consists of 18,030 shares of common stock.

(11)	Eyal Gohar is the control person of E.G Europe Properties Ltd. The address of E.G Europe Properties Ltd is 9 Arie Discenchik Street, Tel Aviv, Israel.

(12)	Consists of 947,515 shares of common stock.

(13)	Consists of 311,515 shares of common stock.

(14)	Consists of 636,000 shares of common stock.

(15)	Consists of 76,467 shares of common stock.

(16)	Consists of 22,223 shares of common stock.

(17)	Consists of 112,121 shares of common stock.

(18)	Consists of 13,334 shares of common stock.

(19)	Consists of 76,467 shares of common stock.

(20)	Itamar David is the CEO, sole director, chairman of the board of directors and controlling shareholder of Hike Capital, Inc., and its address is 601-283 Davie St., Vancouver BC Canada

(21)	Consists of 459,143 shares of common stock.

(22)	Consists of 6,061 shares of common stock.

(23)	Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(24)	Consists of (i) 1,106,405 shares of common stock, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. L.I.A. Pure Capital Ltd. was a lender in the Credit Facility and a Revoltz Shareholder in the Securities Exchange Agreement. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 28.70% of our outstanding shares of common stock prior to this offering.

(25)	Consists of 593,956 shares of common stock.

(26)	Consists of (i) 512,449 shares of common stock, (ii) 2,954,835 shares of common stock issuable upon the exercise of milestone warrants that will become immediately exercisable upon the effectiveness of the Uplist, and (iii) 100,000 shares of common stock issuable upon the exercise of warrants in respect of the Facility Warrants. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling stockholder would have beneficially owned approximately 24.61% of our outstanding shares of common stock after this offering.

(27)	Consists of 76,467 shares of common stock.

(28)	Consists of 550,000 shares of common stock.

(29)	Consists of 44,834 shares of common stock.

(30)	Consists of 24,800 shares of common stock.

(31)	Consists of 45,455 shares of common stock.

(32)	Consists of 24,242 shares of common stock.

(33)	Consists of 585,152 shares of common stock.

(34)	Consists of 36,364 shares of common stock.

(35)	Consists of 36,364 shares of common stock.

(36)	Consists of 155,303 shares of common stock.

(37)	Consists of 30,303 shares of common stock.

(38)	Consists of 36,364 shares of common stock.

(39)	Consists of 550,000 shares of common stock.

(40)	Consists of 76,474 shares of common stock.

(41)	Consists of 33,924 shares of common stock.

(42)	Consists of 570,000 shares of common stock.

(43)	Yaakov Baranes is our chief executive officer and a member of our board of directors.

(44)	Consists of 16,000 shares of common stock.

(45)	Consists of 801,477 shares of common stock.

(46)	Mike Zikri is the officer, sole director, chairman of the board of directors and controlling shareholder of Zig Investments one LLC., and its address is 1250 Pine Island Rd, Plantation FL.

(47)	Consists of 14,286 shares of common stock.

(48)	Irit Gilan is the spouse of the chief executive officer of our wholly-owned subsidiary, Charging Robotics Ltd.

(49)	Consists of 625 shares of common stock.

(50)	Consists of 572,223 shares of common stock.

(51)	Consists of 550,000 shares of common stock.

(52)	Consists of 23,223 shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder, or the Selling Stockholders, of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT

The following table provides information regarding our executive officers and members of our Board of Directors as of the date of this prospectus:

NAME	Age	POSITION
Yakov Baranes	44	Chief Executive Officer and Director
Tali Dinar	54	Chief Financial Officer
Amitay Weiss*(1)(2)	63	Chairman of the Board of Directors
Liron Carmel*(1)(2)	41	Director
Kineret Tzedef*(1)(2)	45	Director

*	Independent as that term is defined by the rules of the Nasdaq Stock Market.

(1)	To be a member of our audit committee upon the effectiveness of the Uplist.

(2)	To be a member of our compensation committee upon the effectiveness of the Uplist.

Yakov Baranes, Chief Executive Officer, Director

Yakov Baranes has served as our chief executive officer since September 2025 and as a member of our board of directors since April 7, 2023. Mr. Baranes is a Business strategy expert with a demonstrated 11 year history of working with various industries and government entities. Skilled in business strategy planning and implementations on a corporate level and business unit level. Working also with start- up companies in shaping their business plans and supporting their capital raising rounds. Holds a Bachelor of Arts (B.A.) in Economics from the Technion - Israel Institute of Technology and a MBA from IDC, Herzliya.

Tali Dinar, Chief Financial Officer

Tali Dinar has served as our chief financial officer since September 2025 and as a member of our board of directors between April 7, 2023 until September 8, 2025. Since 2021, Ms. Dinar has served as Chief Financial Officer of Xylo Technologies Ltd., the Company’s former parent company from 2021 to 2025. Ms. Dinar also served as Chief Financial Officer of Novomic Ltd., a private company between January 2019 and January 2023. Mrs. Dinar also currently serves as a member of the board of directors of Jeffs’ Brands, beginning September 30, 2021, Parazero Ltd. beginning February 13, 2022 and Charging Robotics Ltd. since November 2021. She has also served as a member of the board of directors of Micronet Ltd. (TASE: MCRNT) between July 2016 and February 2023. Between 2019 and 2020, Mrs. Dinar served as the Chief Financial Officer of TechCare Corp. (currently Citrine Global Corp.) (OTCQB: CTGL). Between 2009 and 2019, Mrs. Dinar worked at the MICT group and served in various positions, including as Chief Financial Officer of MICT Inc. (Nasdaq: MICT) and as Chief Financial Officer of MICT Telematics Ltd. From 2002 until 2006, Ms. Dinar served as the chief controller of I.T.L. Optronics Ltd. From 1997 until 2000, Ms. Dinar worked in the audit department of Ernst & Young Global. Ms. Dinar is a certified public accountant in Israel and holds a B.A. degree in Accounting and Business Management from The College of Management, Israel.

Amitay Weiss, Chairman of the Board of Directors

Amitay Weiss has served as the chairman of our board of directors since his appointment to our board of directors on January 6, 2022. Mr. Weiss has served as the Chairman of the Board of Directors of Scispacr Ltd since August 19, 2019. Mr. Weiss served as the Chief Executive Officer of SciSparc Ltd. from August 2020 until January 2022, and since January 2022, Mr. Weiss has served as the Chairman of SciScparc’s Board of Directors. In addition, Mr. Weiss currently serves as Chairman of the Board of Directors of both Automax Ltd. (TASE: AMX) and Save Foods, Inc. In 2016, Mr. Weiss founded Amitay Weiss Management Ltd. and now serves as its chief executive officer. From 2001 until 2015, Mr. Weiss served as vice president of business marketing & development and in various other positions at Bank Poalei Agudat Israel Ltd. from the First International Bank of Israel group. Mr. Weiss holds a B.A. in economics from New England College, an M.B.A. in business administration from Ono Academic College in Israel, an Israeli branch of University of Manchester and an LL.B from the Ono Academic College.

Liron Carmel, Director

Liron Carmel has served as a member of our board of directors since September 8, 2025. Mr. Carmel has vast experience in business and leadership across multiple industries, including biopharma, internet technology, oil & gas exploration & production, real estate and financial services. Mr. Carmel currently serves as a member of the board of directors of Viewbix Inc. (Nasdaq: VBIX) and also served as Chief Executive Officer of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2019 to 2025. In addition, he serves as Chairman of the Israel Tennis Table Association. Mr. Carmel also currently serves as a member of the Board of Directors of several private and public companies, including Gix Internet (TASE: GIX), beginning June 2021, Polyrizon Ltd. (Nasdaq: PLRZ), beginning July 2020 until September 2024 and since January 2025, Jeffs’ Brands Ltd. (Nasdaq: JFBR), beginning January 2021 and as the Chairman of the Board of Directors of Eventer Technologies Ltd. beginning October 2020.

Kineret Tzedef, Director

Kineret Tzedef has served as a member of our board of directors since September 8, 2025. Ms. Tzedef previously served as member of the board of directors of Xylo Technologies Ltd. (Nasdaq: XYLO) from 2019 to 2025. Ms. Tzedef also serves as a director of sports division and served in other positions at Hapoel Organization (Israeli Sport Federation) since 2007. Ms. Tzedef serves as an external director at Upsellon Brands Holdings Ltd. (TASE: UPSL), and as an external director of Augwind Energy Tech Storage Ltd. (TASE: AUGN). Ms. Tzedef is admitted to the Israel Bar Association since 2014. Ms. Tzedef holds a LL.B. from the Academic Center for Law and Science, Israel and a B.Ed. in Law Study from the Academic College at Wingate, Israel.

Family Relationships

There are no family relationships among any of the Company’s directors and officers.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers and any other person, including directors, pursuant to which the officer was selected to serve as an officer. However, some of our directors are also directors or officers of Xylo Technologies Ltd., which is one of our major shareholders.

Board of Directors

There are no agreements with respect to the election of directors.

Director Independence

Our Board of Directors has determined that Amitay Weiss, Liron Carmel and Kineret Tzedef do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq rules and Rule 10A-3 promulgated under the Exchange Act.

Composition of the Board of Directors

Under our Certificate of Incorporation and Bylaws, the number of directors on our Board of Directors is determined by our Board of Directors. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify or until his earlier resignation or removal.

Committees of the Board

Audit Committee

Upon the closing of the Uplist, our audit committee will be comprised of Amitay Weiss, Liron Carmel and Kineret Tzedef. Amitay Weiss will serve as chairman of the audit committee. The audit committee will be responsible for retaining and overseeing our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm and reviewing our annual financial statements, accounting policies and our system of internal controls. The audit committee will act under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the audit committee’s composition and meetings. The audit committee charter will be available on our website www.chargingrobotics.com.

The Board of Directors has determined that each member of the audit committee is “independent,” as that term is defined by applicable SEC rules. In addition, the Board of Directors has determined that each member of the audit committee is “independent,” as that term is defined by the rules of the Nasdaq Stock Market.

The Board of Directors has determined that Amitay Weiss is an “audit committee financial expert” serving on its audit committee, and is independent, as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee

Upon the closing of the Uplist, our compensation committee will be comprised of Amitay Weiss, Liron Carmel and Kineret Tzedef. Liron Carmel will serve as chairman of the compensation committee.

The compensation committee’s roles and responsibilities will include making recommendations to the Board of Directors regarding the compensation for our executives, the role and performance of our executive officers, and appropriate compensation levels for our CEO, which are determined without the CEO present, and other executives. Our compensation committee will also administer our 2023 Equity Incentive Plan. The compensation committee will act under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the compensation committee’s composition and meetings. The compensation committee charter is available on our website www.chargingrobotics.com.

Our Board of Directors has determined that all of the members of the compensation committee are “independent” as that term is defined by the rules of the Nasdaq Stock Market.

Director Nominations

We do not have a standing nominating committee. In accordance with Nasdaq Rule 5605(e)(2), a majority of the independent directors may recommend a director nominee for selection by our Board of Directors. Our Board of Directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our Board of Directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to Our Board of Directors should follow the procedures set forth in our bylaws.

Code of Conduct and Ethics

Our Board of Directors has approved a Code of Business Conduct and Ethics that will apply to all our employees upon the effectiveness of the registration statement to which this prospectus relates. The text of the Code of Business Conduct and Ethics will be publicly available on our website at www.chargingrobotics.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be posted on the “Investors” section of our website at www.chargingrobotics.com or will be included in a Current Report on Form 8-K, which we will file within four business days following the date of the amendment or waiver.

Board’s Role in Risk Oversight.

Our Board of Directors assess on an ongoing basis the risks faced by us. These risks include financial, technological, competitive, and operational risks. Upon the effectiveness of the Uplist, our audit committee will be responsible for the assessment and oversight of the Company’s financial risk exposures.

Involvement in Certain Legal Proceedings.

We are not aware of any material legal proceedings that have occurred within the past ten years concerning any director or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Insider Trading Policy

We have adopted an insider trading policy and procedures applicable to our and our directors’, officers’ and employees’ purchase, sale or other disposition of our securities that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations. This policy and the procedures are set forth in our Insider Trading Compliance Policy included as Exhibit 19.1 to our most recent Annual Report on Form 10-K.

Clawback Policy

We have adopted an Executive Officer Clawback Policy, or the Clawback Policy, to be effective upon the effectiveness of the Uplist, in accordance with the Nasdaq listing standards and Exchange Act Rule 10D-1, which will apply to our current and former executive officers. Under the Clawback Policy, we will be required to recoup the amount of any Erroneously Awarded Compensation (as defined in the Clawback Policy) on a pre-tax basis within a specified lookback period in the event of any Accounting Restatement (as defined in the Clawback Policy), subject to limited impracticability exception.

DESCRIPTION OF THE OFFERED SECURITIES

General

We are authorized to issue up to 60,000,000 shares of capital stock, including 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

The following description is a summary of the material provisions of our capital stock, and is qualified by reference to (i) our amended and restated certificate of incorporation (, which was filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on December 3, 2024, and incorporated herein by reference; and (ii) our by-laws, which are included as Exhibit 3.2.1 to our Form 10-12G filed with the SEC on March 8, 2021, and incorporated herein by reference.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by (A) at the request of the Chairman of the Board of Directors or the President of the corporation or (B) at the request of a majority of the entire Board of Directors. Subject to the rights, if any, of any series of preferred stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority in voting power of the shares then entitled to vote at an election of directors at a special meeting. Any action required to be or which may be taken at any annual or special meeting of stockholders, may be taken by the written consent of the stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock. The Bylaws may be amended by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at the relevant annual or special meeting, or by the affirmative vote of a majority of the Board of Directors.

Preferred Stock

Our Board is authorized to issue up to 10 million shares of preferred stock, par value $0.0001 per share, in one or more series all of which shares are undesignated. Our Board has the authority, within the limitations and restrictions prescribed by the Delaware General Corporation Law, or the DGCL, and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to the Certificate of Incorporation to the Delaware Secretary of State pursuant to the DGCL. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

Anti-takeover Effects of the DGCL and the Certificate of Incorporation

As described above, our Board is authorized to designate and issue shares of preferred stock in a series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.

Delaware Anti-Takeover Law - Interested Stockholder Transactions.

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors and Certificate of Incorporation will include such an exculpation provision. Our Certificate of Incorporation and Bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of us, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Certificate of Incorporation and Bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stock Exchange Listing

Our common stock is presently quoted on the OTCID of the OTC Markets marketplace under the trading symbol “CHEV”. We have applied to list our common stock on the Nasdaq under the symbol “CHEV”. Assuming that our common stock is listed for trading on the Nasdaq, the quoting of our common stock on OTCID will be discontinued prior to the listing on Nasdaq. It is a condition to the closing of this offering that our shares of common stock shall have been approved for listing on the Nasdaq Capital Market. We will not request effectiveness of the registration statement pursuant to which this prospectus relates until the Nasdaq Stock Market LLC has approved the listing of our shares of common stock on Nasdaq.

Transfer Agent and Registrar

Our transfer agent and registrar is Colonial Stock Transfer, 7840 S 700 E, Sandy, UT 84070, United States.  The telephone number of Colonial Stock Transfer is +1 801-355-5740.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements of Charging Robotics Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants, a Firm in the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be read and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.chargingrobotics.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.chargingrobotics.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

MATERIAL CHANGES

None.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 15, 2025;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 14, 2025, August 13, 2025 and November 14, 2025, respectively;

●	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the SEC on March 12, 2025, June 9, 2025, June 30, 2025, September 10, 2025 and October 6, 2025; and

●	The description of our common stock, which is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 15, 2025, and as may be further updated or amended in any amendment or report filed for such purpose.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Hovav Gilan, Chief Executive Officer, 20 Raul Wallenberg Street, Tel Aviv, Israel, 6971916, telephone number +972-3-717-5777.

7,952,852 Shares of Common Stock

Charging Robotics Inc.

PROSPECTUS

           , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC Registration Fee	$5,859
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$125,000
Printing Fees and Expenses	$2,000
Miscellaneous Fees and Expenses	$62,000
Total	$209,859

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

On March 28, 2023, the Company entered into a Securities Exchange Agreement with the stockholders of Charging Robotics Ltd. Pursuant to the agreement, at the closing, which occurred on April 7, 2023, the Company acquired 100% of the issued and outstanding stock of Charging Robotics Ltd., in exchange for the issuance of a total of 6,146,188 shares of the Company’s common stock and warrants to purchase an additional 6,150,000 shares.

On April 6, 2023, the Company issued a total of 910,000 common stock to three investors for the total amount of $501.

On June 20, 2024, the Company issued 122,831 warrants to Automax Motors Ltd. with an exercise price of $12.82 in exchange for services received.

In December 2024, the Company issued 412,123 shares of common stock in a private placement offering for aggregate gross proceeds of approximately $410.

During the six months ended June 30, 2025, the Company issued a total of 296,899 shares of common stock (including finders’ fees shares) in a private placement offering for aggregate gross proceeds of $306.

On June 8, 2025, the Company entered into facility agreements for up to $3.0 million credit facility certain lenders (the “Lenders” and the “Facility Agreement”, respectively). As part of the Facility Agreement, the Company issued warrants (the “Facility Warrants”) to the Lenders to purchase an aggregate of 200,000 shares of the Company’s common stock, representing an aggregate exercise amount of $3.0 million, with a per share exercise price of $15.00, subject to certain beneficial ownership limitations, anti-dilution protection and price adjustments set forth therein. The Facility Warrants will be exercisable on the effectiveness date of an uplisting of the Company’s shares of common stock to a national securities exchange and will have a term of 5 years from the Uplist Date.

On June 24, 2025, the Company entered into a securities exchange agreement, or the Securities Exchange Agreement, with Revoltz Ltd., or Revoltz, and three of the shareholders of Revoltz, or the Revoltz Shareholders, pursuant to which the Company issued to the Revoltz Shareholders an aggregate of 12.35% of its issued and outstanding capital stock on a pro rata and post-closing basis, equal to 1,385,002 shares of the Company’s common stock, in exchange for 32.74% of Revoltz’s issued and outstanding share capital on a fully diluted and post-closing basis, equal to 37,476 Revoltz ordinary shares. The transactions contemplated by the Securities Exchange Agreement closed on June 26, 2025, subject to the satisfaction of customary closing conditions.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of the Company (as incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 3, 2024).

3.2	Bylaws of the Company (included as Exhibit 3.2.1 to our Form 10-12G filed with the Securities and Exchange Commission on March 8, 2021, and incorporated herein by reference)

5.1*	Opinion of Greenberg Traurig, P.A.

10.1	Charging Robotics, Inc. 2023 Equity Incentive Plan (included as Exhibit B-1 to our Information Statement on Schedule DEF 14C filed with the Securities and Exchange Commission on August 9, 2023, and incorporated herein by reference)

10.2	Securities Exchange Agreement (included as Exhibit 10.1 to our 8-K filed with the Securities and Exchange Commission on March 28, 2023, and incorporated herein by reference)

10.3	Form of Facility Agreement, dated June 8, 2025 (included as Exhibit 10.1 to our 8-K filed with the Securities and Exchange Commission on June 9, 2025, and incorporated herein by reference)

10.4	Form of Facility Warrant (included as Exhibit 10.2 to our 8-K filed with the Securities and Exchange Commission on June 9, 2025, and incorporated herein by reference)

10.5^	Form of Securities Exchange Agreement, by and between Charging Robotics Inc., Revoltz Ltd. and the shareholders of Revoltz Ltd., dated June 24, 2025 (included as Exhibit 10.1 to our 8-K filed with the Securities and Exchange Commission on June 30, 2025, and incorporated herein by reference)

16.1	Letter from Elkana Amitai CPA, addressed to the Securities and Exchange Commission, dated March 12, 2025 (included as Exhibit 16.1 to our 8-K filed with the Securities and Exchange Commission on March 12, 2025, and incorporated herein by reference)

21.1*	Subsidiaries of the Registrant

23.1**	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants, a Firm in the Deloitte Global Network, an independent registered public accounting firm

23.2*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)

24.1*	Power of Attorney

107*	Filing Fee Table

*	Previously filed

**	Filed herewith.

^	Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, State of Israel on this 8th day of December, 2025.

CHARGING ROBOTICS INC.

By:	/s/ Yakov Baranes
Name:	Yakov Baranes
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Yakov Baranes	Chief Executive Officer and Director	December 8, 2025
Yakov Baranes	(principal executive officer)

/s/ Tali Dinar	Chief Financial Officer	December 8, 2025
Tali Dinar	(principal financial officer and principal accounting officer)

*	Chairman of the Board of Directors	December 8, 2025
Amitay Weiss

*	Director	December 8, 2025
Liron Carmel

*	Director	December 8, 2025
Kineret Tzedef

/s/ Tali Dinar
Tali Dinar
Attorney in Fact